Exhibit 5.2

900 West 48th Place, Suite 900, Kansas City, Missouri, 64112 816.753.1000

October 6, 2014

Sprint Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Ladies and Gentlemen:

We are special Kansas counsel to Sprint Communications, Inc., a Kansas corporation (the “Guarantor”), a wholly-owned subsidiary of Sprint Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $2,250,000,000 in aggregate principal amount of the Company’s 7.250% notes due 2021 (the “New 2021 Notes”), (ii) $4,250,000,000 in aggregate principal amount of the Company’s 7.875% notes due 2023 (the “New 2023 Notes”) and (iii) $2,500,000,000 in aggregate principal amount of the Company’s 7.125% notes due 2024 (the “New 2024 Notes”), each to be guaranteed (the “Guarantees”) by the Guarantor, pursuant to the Company’s registration statement on Form S-4 (File No. 333– ) filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (as the same may be amended from time to time, the “Registration Statement”). As described in the Registration Statement, the New 2021 Notes, New 2023 Notes, New 2024 Notes and the related Guarantees will be exchanged for the Company’s outstanding restricted 7.250% notes due 2021 (the “Old 2021 Notes”), the Company’s outstanding restricted 7.875% notes due 2023 (the “Old 2023 Notes”), the Company’s outstanding restricted 7.125% notes due 2024 (the “Old 2024 Notes”) and related guarantees, respectively. The Company will issue the New 2021 Notes pursuant to an indenture dated as of September 11, 2013 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Indenture Trustee”), as supplemented by the first supplemental indenture, dated as of September 11, 2013, by and among the Company, the Guarantor and the Indenture Trustee (the “2021 Notes Indenture”). The Company will issue the New 2023 Notes pursuant to the Base Indenture, as supplemented by the second supplemental indenture, dated as of September 11, 2013, by and among the Company, the Guarantor and the Indenture Trustee (the “2023 Notes Indenture”). The Company will issue the New 2024 Notes pursuant to the Base Indenture, as supplemented by the third supplemental indenture, dated as of December 12, 2013, by and among the Company, the Guarantor and the Indenture Trustee (the “2024 Notes Indenture”).

In such capacity, we have reviewed and relied only on:

(A)	copies of (I) the Amended Articles of Incorporation of the Guarantor (the “Articles”); (II) the Guarantor’s Amended and Restated Bylaws (the “Bylaws”); (III) the unanimous written consent of the Board of Directors of the Guarantor (the “Board”) duly adopted by the Board as of September 3, 2013; (IV) the unanimous written consent of the Board duly adopted by the Board as of December 6, 2013, (V) resolutions adopted by the Board of Directors of the Company on July 10, 2013; (VI) resolutions adopted by the Finance Committee of the Company on August 1, 2013; (VII) unanimous written consent minutes of the Pricing Subcommittee of the Finance Committee of the Company (the “Pricing Subcommittee”) dated as of September 4, 2013; and (VIII) unanimous written consent minutes of the Pricing Subcommittee dated as of December 9, 2013, all of which resolutions and consents have been certified to be correct and complete and in full force and effect by the Secretary of the Guarantor or the Secretary of the Company, as the case may be;

(B)	the New 2021 Notes and the 2021 Notes Indenture (including the guarantee set forth therein);

(C)	the New 2023 Notes and the 2023 Notes Indenture (including the guarantee set forth therein);

(D)	the New 2024 Notes and the 2024 Notes Indenture (including the guarantee set forth therein);

(E)	the Base Indenture;

(F)	a certificate from the Kansas Secretary of State indicating that the Guarantor is in good standing in Kansas as of October 1, 2014;

(G)	a certificate of an officer of the Guarantor delivered to this law firm (the “Guarantor Officer’s Certificate”);

(H)	a certificate of an officer of the Company delivered to this law firm (the “Company Officer’s Certificate”); and

(I)	the Registration Statement and the prospectus included therein applicable to the New 2021 Notes, the New 2023 Notes, the New 2024 Notes and the Guarantees (the “Prospectus”).

The documents listed in clause (A) are collectively referred to herein as the “Corporate Records.” The documents listed in clauses (B) through (D) are collectively referred to herein as the “Transaction Documents.” The documents listed in clauses (F) through (I) are collectively referred to herein as the “Due Diligence Information.”

We call your attention to the fact that, to the extent specifically qualified and limited below in paragraphs (a) through (g) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Guarantor and the Company, as the case may be, in the Registration Statement, the Prospectus, the Transaction Documents, the Guarantor Officer’s Certificate and the Company Officer’s Certificate, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

In rendering our opinions as to the good standing of the Guarantor, we have relied exclusively on a certificate of a public official.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed herein are restricted to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.

(b) In reviewing the Transaction Documents, Corporate Records, and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof. We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof. We have made no review of agreements, documents or transactions described or referred to in the Corporate Records other than the Corporate Records, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the Transaction Documents or the matters discussed herein. We have further assumed that all Due Diligence Information is accurate, complete and authentic (including proper indexing and filing).

(c) None of the opinions below includes any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.

(d) We have assumed the Guarantees of the New 2021 Notes, the New 2023 Notes and the New 2024 Notes are not prohibited under any agreement or corporate document, other than the Articles and Bylaws to which we opine in paragraph 6 below, that is binding upon the Guarantor.

(e) We have assumed the Registration Statement, and any required post-effective amendments thereto, have all or will all become effective under the Securities Act. We have further assumed that no stop order suspending the effectiveness of the Registration Statement or of any post-effective amendment to the Registration Statement is or will be in effect and no proceedings for such purpose or pursuant to Section 8 of the Securities Act have or will have been instituted or threatened by the Commission against the Company or the Guarantor or related to the exchange offer contemplated in the Registration Statement.

(f) We have assumed each of the Base Indenture, the 2021 Notes Indenture, the 2023 Notes Indenture and the 2024 Notes Indenture (i) remains effective as of the date hereof and (ii) will be and will remain duly qualified under the Trust Indenture Act of 1939, as amended.

(g) We express no opinion as to the statutes, administrative decisions, and rules and regulations of any county, municipal and special political subdivisions.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1. The Guarantor is a corporation existing and in good standing under the laws of the State of Kansas, with the corporate power generally to conduct business and to own or lease properties.

2. The 2021 Notes Indenture has been authorized by all necessary corporate action of the Guarantor.

3. The 2023 Notes Indenture has been authorized by all necessary corporate action of the Guarantor.

4. The 2024 Notes Indenture has been authorized by all necessary corporate action of the Guarantor.

5. The Guarantees have been authorized by all necessary corporate action of the Guarantor.

6. The (i) performance by the Guarantor of (A) the 2021 Notes Indenture, (B) the 2023 Notes Indenture, (C) the 2024 Notes Indenture, and (D) the Guarantees and (ii) compliance by the Guarantor with the terms and provisions of the Transaction Documents will not (Y) violate any Kansas law or regulation known to us to be generally applicable to transactions of this type, or (Z) violate or result in a default under any of the terms and provisions of the Articles and Bylaws.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The information set forth herein is as of the date of this letter, and we undertake no obligation to update this letter in response to or to advise you of subsequent changes in applicable law, or future events or information that might affect the opinions expressed herein.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC